                                                                   EXHIBIT 10.26

                           THREE YEAR CREDIT AGREEMENT

                         Dated as of September 16, 2002

              CONSOL ENERGY INC., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") and issuers of letters of credit (the "Initial Issuing Banks") listed on the signature pages hereof, DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES and PNC BANK, N.A., as syndication agents, SALOMON SMITH BARNEY INC., as sole lead arranger and bookrunner, and CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

              SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

              "Affiliate" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

              "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications.

              "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

              "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Borrower's Public Debt Rating in effect on such date as set forth below:

-------------------------------------------------------------------------------------------
    Public Debt Rating            Applicable Margin for            Applicable Margin for
                                Eurodollar Rate Advances             Base Rate Advances
-------------------------------------------------------------------------------------------
Level 1
-------
A- or A3 or above                        0.775%                           0.000%
-------------------------------------------------------------------------------------------
Level 2
-------
BBB+ or Baa1                             1.100%                           0.250%
-------------------------------------------------------------------------------------------
Level 3
-------
BBB or Baa2                              1.175%                           0.375%
-------------------------------------------------------------------------------------------
Level 4
-------
BBB- or Baa3                             1.350%                           0.500%
-------------------------------------------------------------------------------------------
Level 5
-------
Lower than Level 4                       1.550%                           1.000%
-------------------------------------------------------------------------------------------

              "Applicable Percentage" means, as of any date a percentage per annum determined by reference to the Borrower's Public Debt Rating in effect on such date as set forth below:

                         ------------------------------------------------------
                             Public Debt Rating                 Applicable
                                                                Percentage
                         ------------------------------------------------------
                         Level 1
                         -------
                         A- or A3 or above                        0.225%
                         ------------------------------------------------------
                         Level 2
                         -------
                         BBB+ or Baa1                             0.275%
                         ------------------------------------------------------
                         Level 3
                         -------
                         BBB or Baa2                              0.325%
                         ------------------------------------------------------
                         Level 4
                         -------
                         BBB- or Baa3                             0.400%
                         ------------------------------------------------------
                         Level 5
                         -------
                         Lower than Level 4                       0.450%
                         ------------------------------------------------------

              "Approval" means each and every approval, consent, filing and registration by or with any Federal, state or other regulatory authority or any third party necessary to authorize or permit the execution, delivery or performance of this Agreement, the Notes or any other Loan Document or for the validity or enforceability hereof or thereof.

              "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

              "Assuming Lender" has the meaning specified in Section 2.18(d).

              "Assumption Agreement" has the meaning specified in Section 2.18(d)(ii).

              "Authorized Officer" means, relative to any Loan Party, those of its officers whose signatures and incumbency shall have been certified to the Agent.

              "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

              "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                         (a) the rate of interest announced publicly by Citibank
              in New York, New York, from time to time, as Citibank's base rate; and

                         (b) 1/2 of one percent per annum above the Federal
              Funds Rate.

              "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

              "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

              "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

              "Capital Lease" means any lease required to be accounted for as a capital lease under GAAP.

              "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

              "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

              "Change in Control" means with respect to the Borrower, the failure of RWE AG to own, directly or indirectly, a cumulative total of at least fifty-one percent (51%) of the outstanding shares of capital stock of the Borrower, on a fully diluted basis, in each case, free and clear of all Liens and other encumbrances.

              "Commercial Paper Indebtedness" means commercial paper issued by the Borrower with an original maturity of not more than 270 days from the date of issuance, incurrence or other creation thereof and, at the time any determination thereof is to be made, means the then aggregate outstanding face amount (if issued, incurred or created on a discount basis) or principal amount together with interest thereon to stated maturity (if issued, incurred or created on an interest-bearing basis) of such commercial paper.

              "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

              "Commitment Date" has the meaning specified in Section 2.18(b).

              "Commitment Increase" has the meaning specified in Section
2.18(a).

              "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

              "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

              "Consolidated Subsidiary" of any Person means, at any time, every Subsidiary which would be included as a consolidated subsidiary of such Person in its consolidated financial statements as of such time; unless otherwise specified, "Consolidated Subsidiary" means a Consolidated Subsidiary of the Borrower.

              "Contractual Obligation" means, relative to any Person, any provision of any security issued by such Person or of any Instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

              "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, as applicable, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

              "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to
Section 2.08 or 2.09.

              "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

              "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

              "Effective Date" has the meaning specified in Section 3.01.

              "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

              "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including CERCLA and SMCRA.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

              "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

              "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

              "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by
(b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

              "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

              "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

              "Events of Default" has the meaning specified in Section 6.01.

              "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

              "Fiscal Quarter" means any quarter of a Fiscal Year.

              "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31.

              "F.R.S. Board" means the Board of Governors of the Federal Reserve System (or any successor).

              "GAAP" means generally accepted United States accounting principles.

              "Guarantor" means, at any time, each Subsidiary that is a party to the Subsidiary Guaranty at such time.

              "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any guaranty shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability thereby guaranteed.

              "Hazardous Material" means (a) any "hazardous substance", as defined by CERCLA; (b) any "hazardous waste", as defined by RCRA; (c) any petroleum product; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

              "Impermissible Qualification" means, relative to the opinion by independent public accountants as to any financial statement of the Borrower, any qualification or exception to such opinion: (a) which is of a "going concern" or similar nature; or (b) which relates to the limited scope of examination of matters relevant to such financial information.

              "Increase Date" has the meaning specified in Section 2.18(a).

              "Increasing Lender" has the meaning specified in Section 2.18(b).

              "Indebtedness" of any Person means, without duplication:

              (a) Indebtedness for Borrowed Money;

              (b) all items other than as described in clause (a) which, in accordance with GAAP, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined; and

              (c) whether or not so included as liabilities in accordance with GAAP,

                  (i) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person, and

                  (ii) all Guaranties issued by such Person.

              "Indebtedness for Borrowed Money" of any Person means, without duplication, all obligations of such Person, and all Guaranties issued by such Person, for borrowed money (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes, unpaid reimbursement obligations under drawn letters of credit or other similar instruments) on which interest charges are customarily paid.

              "Information Memorandum" means the information memorandum dated August 2, 2002 used by the Agent in connection with the syndication of the Commitments.

              "Instrument" means any document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.

              "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (a) the Borrower may not select any Interest Period that ends after the Termination Date;

                  (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                  (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

              "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

              "Issuing Bank" means each Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder have been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

              "L/C Cash Collateral Account" means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

              "L/C Related Documents" has the meaning specified in Section 2.07(b)(i).

              "Lenders" means the Initial Lenders, the Issuing Banks, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 8.07.

              "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

              "Letter of Credit Commitment" means, with respect to each Initial Issuing Bank, the amount set forth opposite such Initial Issuing Bank's name on
Schedule I hereto under the caption "Letter of Credit Commitment" or, if such Initial Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.06.

              "Letter of Credit Facility" means, at any time, an amount, not to exceed the aggregate amount of the Revolving Credit Commitments, equal to the Issuing Banks' Letter of Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

              "Letters of Credit" has the meaning specified in Section 2.01(b).

              "Liabilities" means all obligations (monetary or otherwise) of the Borrower under this Agreement, the Notes and each other Loan Document.

              "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, accompanied by the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

              "Loan Document" means this Agreement and each Instrument and any other document from time to time executed and delivered hereunder, whether or not mentioned herein, including the Notes, each Letter of Credit Agreement, the Subsidiary Guaranty and the Subordination Agreement.

              "Loan Party" means the Borrower, each Guarantor and any other party (other than the Agent and any Lender) that executes and delivers a Loan Document.

              "Material Adverse Change" means any material adverse change in the business, financial condition,, operations or properties of the Borrower and its Subsidiaries taken as a whole.

              "Materially Adverse Effect" means a materially adverse effect on
(a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Borrower or any other Loan Party to perform its payment or other material obligations under this Agreement or any other Loan Document.

              "Moody's" means Moody's Investors Service, Inc.

              "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

              "Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

              "Notice of Borrowing" has the meaning specified in Section
2.02(a).

              "Organic Document" means, relative to any corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

              "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

              "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower, any Subsidiary or any member of the Controlled Group of any of them, may have any liability, including any liability under section 4063 or section 4069 of ERISA.

              "Permitted Investment" means, at any time, each of the investments listed on Schedule III hereto.

              "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

              "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section
2.06 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

              "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P or Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P or Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless (x) the lower rating is more than one level below the higher of such ratings, in which case the Applicable Margin and the Applicable Percentage shall be based on the rating that is one level above the lower rating or (y) the rating agency that has in effect the lower rating has announced a negative outlook, in which case the Applicable Margin and the Applicable Percentage shall be based upon the lower rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and
(e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or

         Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

                  "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

                  "Reference Banks" means Citibank, Dresdner Bank AG, New York and Grand Cayman Branches and PNC Bank, N.A.

                  "Register" has the meaning specified in Section 8.07(d).

                  "Release" means a "release", as such term is defined in CERCLA.

                  "Reportable Event" means a "reportable event" described in
         Section 4043(c) of ERISA and the regulations thereunder for which the 30-day notice requirement has not been waived.

                  "Required Lenders" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

                  "Revolving Credit Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on the Schedule I hereto under the caption "Revolving Credit Commitment",
         (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount of such Lender's "Revolving Credit Commitment" set forth in such Assumption Agreement or (c) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section
         2.06 or increased pursuant to Section 2.18.

                  "RWE AG" means, RWE AG, a corporation existing under the laws of The Federal Republic of Germany.

                  "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

                  "SEC" means the Securities and Exchange Commission (or any government body or agency succeeding to the functions of such Commission).

                  "Significant Subsidiary" means each Subsidiary listed on
         Schedule II hereto (as such Schedule may be amended from time to time in accordance with Section 5.01(a)(i)(E)) and any other direct or indirect Subsidiary of the Borrower whose assets exceed 5% of the consolidated assets of the Borrower and the Consolidated Subsidiaries or whose revenues exceed 5% of the consolidated revenues of the Borrower and the Consolidated Subsidiaries (in each case determined by reference to the most recently available audited Consolidated financial statements of the Borrower) or any other direct or indirect Subsidiary of the Borrower so designated by the Borrower after the Effective Date.

                  "SMCRA" means the Federal Surface Mining Control and Reclamation Act of 1977, as in effect from time to time.

                  "Subordination Agreement" means that certain subordination agreement, substantially in the form of Exhibit E attached hereto (as such may be amended, supplemented, restated or otherwise modified and in effect from time to time).

                  "Subsidiary" of any Person means any other corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the outstanding shares of capital stock of which having ordinary voting power for the election of directors such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Borrower.

                  "Subsidiary Guaranty" means that certain guaranty, substantially in the form of Exhibit F attached hereto (as such may be amended, supplemented, restated or otherwise modified and in effect from time to time).

                  "Termination Date" means the earlier of (a) September 16, 2005 and (b) the date of termination in whole of the Commitments pursuant to
         Section 2.05 or 6.01.

                  "Unused Commitment" means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus
         (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

                  "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA (other than a multiemployer plan as defined in section 3(37) of ERISA), under which the Borrower or any Subsidiary may have any liability, including any obligation to contribute.

                  "Withdrawal Liability" has the meaning specified in Part I of Subtitle I of Title IV of ERISA.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time such Lender's Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

                  (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a "Letter of Credit") for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above,

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

the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to
Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

                  SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed promptly in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eight separate Borrowings.

                  (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section
2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter period as may be agreed to by the applicable Issuing
Bank), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telex, telecopier or cable. Each such notice of

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

issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, confirmed promptly in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may reasonably specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in
Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                  (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender's Pro Rata Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

                  (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (C) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

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

                  (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

                  SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2002, and on the Termination Date.

                  (b) Letter of Credit Fees (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2002, and on the Termination Date.

                  (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

                  (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                  SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

                  SECTION 2.06. Repayment of Advances. (a) The Borrower shall repay to the Agent (whether from the proceeds of Advances made pursuant to Section 2.01 of this Agreement or otherwise) for the ratable account of the Lenders on the second Business Day after each drawing under a Letter of Credit the aggregate principal amount of the Advances resulting from such drawing. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

                  (b) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

                  (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

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

                  (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

                  SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause
(a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause
(a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

                  SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference

Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

                  (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                  (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

                  (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                  (f) If Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

                  (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

                  (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  SECTION 2.10. Prepayments of Advances. The Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M.

(New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that
(x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to
Section 8.04(c).

                  SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with
Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

                (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection
(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

                (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

                (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

                SECTION 2.17. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

                SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than three times in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of each of the Revolving Credit Commitments and the Letter of Credit Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 60 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments or the Letter of Credit Commitments at any time exceed $450,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

                (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase,

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

(ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

                (c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with
Section 2.18(b) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

                (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving this Agreement after giving effect to the Commitment Increase and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

                (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Borrower; and

                (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), (x) the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date and (y) the Borrower shall deliver to the Agent notice as required under Section 2.10 to prepay Advances, and a Notice of Borrowing under Section 2.02, in each case such that after giving effect to such repayment and such Borrowing each of the Lenders shall have made Advances ratably in proportion to their respective Commitments after giving effect to the Commitment Increase.

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                SECTION 3.01. Conditions Precedent to Effectiveness of Section
2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

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

               (a) There shall have occurred no Material Adverse Change since December 31, 2001.

               (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Materially Adverse Effect other than the matters described in Item 4.01(f) ("Litigation") of the Disclosure Schedule or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

               (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

               (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

               (e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

               (f) The Borrower shall have paid all accrued fees of the Agent and the Lenders and all accrued expenses of the Agent (including the accrued fees and expenses of counsel to the Agent).

               (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                   (i)   The representations and warranties contained in Section
               4.01 are correct on and as of the Effective Date, and

                   (ii) No event has occurred and is continuing that constitutes a Default.

               (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

                   (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

                   (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

                   (iii) A certificate of the Secretary or an Assistant
               Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder.

                   (iv) The Subsidiary Guaranty, duly executed by each Person that is a Significant Subsidiary as of the Effective Date.

               (v) The Subordination Agreement duly executed by the Borrower and each Subsidiary which, as of the Effective Date, is expected to make any loans to any Guarantor.

               (vi) A favorable opinion of Rowland H. Burns, Jr., Senior Counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

               (vii) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

          (i) The termination of the commitments of the lenders and the payment in full of all Indebtedness outstanding under the $400,000,000 Amended and Restated Senior Revolving Loan Agreement dated as of September 21, 2001 among the Borrower, the lenders parties thereto, Dresdner Bank AG, New York and Grand Cayman Branches, Mellon Bank, N.A. and The Bank of Nova Scotia, as syndication agents, and Citibank, N.A, as administrative agent. By execution of this Agreement, each of the Lenders that is a lender under the credit agreement referred to above hereby waives any requirement set forth in such credit agreement of prior notice to the termination of their commitments thereunder.

          SECTION 3.02. Conditions Precedent to Each Borrowing and Letter of Credit Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such issuance such statements are true):

          (i) the representations and warranties contained in Section 4.01 are correct on and as of such date, before and after giving effect to such Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) Each Loan Party is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Materially Adverse Effect and has full power and authority to own and hold under lease its property and conduct its business substantially as presently conducted by it. Each Loan Party has full power and authority to enter into and to perform its obligations under this Agreement and each Loan Document to which each is a party and to obtain the Advances hereunder, in the case of the Borrower.

          (b) The execution and delivery by each Loan Party of this Agreement and each Loan Document executed by it and the performance by each of its respective obligations hereunder and thereunder and the borrowings hereunder by the Borrower have been duly authorized by all necessary corporate action, do not require any Approval, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or material Contractual Obligation of such Loan Party (or any other material Contractual Obligation) or any present law or governmental regulation or court decree or order applicable to any Loan Party and will not result in or require the creation or imposition of any Lien in any of their respective properties pursuant to the provisions of any Contractual Obligation.

          (c) This Agreement is, and each Loan Document executed by any Loan Party will on the due execution and delivery thereof be, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject, as to enforcement, only to bankruptcy, insolvency, reorganization, moratorium or other similar laws at the time in effect affecting the enforceability of the rights of creditors generally, and by general equitable principles.

          (d) All balance sheets, statements of operations, of total owners' equity and of changes in cash flows and other financial information of the Borrower and the Consolidated Subsidiaries which have been or shall hereafter be furnished by or on behalf of the Borrower for the purposes of or in connection with this Agreement or any transaction contemplated hereby pursuant to Section 5.01(a)(i) or Section 5.01(a)(ii) (except Section 5.01(a)(i)(C)) have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein), and, in the case of information relating to coal reserves, have been or will be prepared in accordance with all relevant rules and regulations promulgated by the SEC, as in effect from time to time, and do or will present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended and the consolidated statements of earnings, of operations and of total owners' equity, for each of the fiscal periods then ended, of the Borrower and the Consolidated Subsidiaries (or, in the case of any such balance sheets or statements prepared prior to the date hereof, of the Borrower and its Consolidated Subsidiaries). Since December 31, 2001, there has been no occurrence which, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. Except as disclosed in Item 4.01(f) ("Litigation") of the Disclosure Schedule, neither the Borrower nor the Consolidated Subsidiaries have any material contingent liabilities (including any liability pursuant to the Federal Black Lung Benefits Act of 1972, as in effect from time to time) not provided for or disclosed in the financial statements of the Borrower and the Consolidated Subsidiaries most recently delivered by or on behalf of the Borrower to the Lenders.

          (e)  Neither the Borrower nor any Subsidiary is in default,

          (i) in the payment of (or in the performance of any material obligation applicable to) any Indebtedness outstanding in a principal amount exceeding $10,000,000 in the aggregate; or

          (ii) under any law or governmental regulation or court decree or order which would reasonably be expected to have a Materially Adverse Effect.

          (f) Except as described in Item 4.01(f) ("Litigation") of the Disclosure Schedule, no litigation, arbitration or governmental investigation or proceeding against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject is pending or, to the knowledge of the Borrower, threatened which would reasonably be expected to result in a liability in excess of $10,000,000.

          (g) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and less than 25% of the assets of each consists of margin stock. Proceeds of Advances hereunder will be used in compliance with Regulation U of the F.R.S. Board or any regulations substituted therefor. Terms for which meanings are provided in Regulation U of the F.R.S. Board or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

          (h) Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (i) Neither the Borrower nor any Subsidiary is a party or subject to any Contractual Obligation or Organic Document which would reasonably be expected to have a Materially Adverse Effect.

          (j) The Borrower and all Subsidiaries have filed all tax returns and reports required by law to have been filed by them and have paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on their books.

          (k) During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Borrowing hereunder, (a) no steps have been taken to terminate any Pension Plan the assets of which are insufficient to satisfy all benefit liabilities thereunder (as defined in section 4001(a)(16) of ERISA) for which the Borrower or any Subsidiary could be held liable, (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA and (c) none of the Borrower, any Subsidiary or any member of the Controlled Group of any of them has incurred or is reasonably likely to incur any Withdrawal Liability to any Multiemployer Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty. Neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

          (l) The Borrower has no other Subsidiaries or Significant Subsidiaries except those identified in Item 4.01(l) ("Existing Subsidiaries and Significant Subsidiaries") of the Disclosure Schedule or those acquired or created subsequent to the date hereof.

          (m) The Borrower and each Subsidiary owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrower considers necessary for the conduct of the businesses of the Borrower or such Subsidiary as now conducted without any infringement upon rights of others which would reasonably be expected to have a Materially Adverse Effect. There is no individual patent or patent license used by the Borrower or any Subsidiary in the conduct of its business the loss of which would reasonably be expected to have a Materially Adverse Effect.

          (n) The Borrower and each Subsidiary has good and marketable title to or good leasehold interests in all of its material properties and assets, real and personal, of any nature whatsoever, free and clear of all Liens except as permitted pursuant to Section 5.02(b).

          (o) All factual information heretofore or contemporaneously furnished by the Borrower to the Agent or the Lenders in connection with execution and delivery of this Agreement and the various transactions contemplated hereby, as supplemented from time to time and when taken as a whole, to the best of the Borrower's knowledge, has been, and all other such factual information hereafter furnished by the Borrower or any Subsidiary, as supplemented from time to time and when taken as a whole, will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the Effective Date and not incomplete by omitting to state any material fact necessary to make such information not misleading. All projections and pro forma financial information contained in any materials furnished by the Borrower or any Subsidiary to the Lender are based on good faith estimates and assumptions by the management of the Borrower or the applicable Subsidiary, it being recognized by the Lenders, however, that projections and statements as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections or statements may differ from the projected results and that the differences may be material.

       (p) (i) No facility or property (including underlying groundwater) owned or leased by the Borrower or any Significant Subsidiary is out of compliance with any Environmental Law to the extent that such noncompliance, either singly or in the aggregate, has or could reasonably be expected to have a Materially Adverse Effect;

             (ii)  There are no pending or threatened

                    (A) claims, complaints, notices or requests for information received by the Borrower or any Significant Subsidiary with respect to any alleged violation of any Environmental Law, or

                    (B) complaints, notices or inquiries to the Borrower or any Significant Subsidiary regarding potential liability under any Environmental Law,

       in each case, which singly, or in the aggregate, have or could reasonably be expected to have a Materially Adverse Effect;

             (iii) There have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any Significant Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Materially Adverse Effect;

             (iv) The Borrower and the Significant Subsidiaries have been issued and are in material compliance with all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

             (v) No property now or previously owned or leased by the Borrower or any Significant Subsidiary is listed or proposed for listing (with respect to owned property only) (i) on the CERCLIS or on any similar state list of sites requiring investigation or clean-up to the extent that such listing relates to liabilities, individually or in the aggregate, that could reasonably be expected to have a Materially Adverse Effect, or (ii) on the National Priorities List pursuant to CERCLA;

             (vi) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any Significant Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Materially Adverse Effect;

             (vii) Neither the Borrower nor any Significant Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Significant Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA that, either singly or in the aggregate, have, or could reasonably be expected to have, a Materially Adverse Effect;

             (viii) There are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Significant Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Materially Adverse Effect;

                   (ix) No conditions exist at, on or under any property now or previously owned or leased by the Borrower or any Significant Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, either singly or in the aggregate, have, or could reasonably be expected to have, a Materially Adverse Effect; and

                   (x) Neither the Borrower nor any Subsidiary owns or leases any "industrial establishment" (as such term is defined in the New Jersey Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6, et seq.) in the State of New Jersey.

             (q) As of the date of this Agreement, the Borrower is and will be Solvent. As used in this Section, "Solvent" means the Borrower is able to pay its debts as they become due in the usual course of business.

             (r) Any Advance hereunder will be pari passu with all of Borrower's other unsecured Indebtedness for Borrowed Money.

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

             SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower will:

             (a) Financial Information. The Borrower will furnish, or will cause to be furnished, to the Agent (in sufficient copies for each Lender) the following financial statements, reports and information:

                   (i) promptly when available and in any event within 90 days after the close of each Fiscal Year

                           (A) a balance sheet at the close of such Fiscal Year, and statements of operations, of Total Owners' Equity and of cash flows for such Fiscal Year, of the Borrower and the Consolidated Subsidiaries certified without Impermissible Qualification by independent public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Lenders,

                           (B) a letter report of such accountants at the close of such Fiscal Year to the effect that they have reviewed the provisions of this Agreement and are not aware of any Default hereunder (insofar as any Default may relate to accounting matters) continuing at the end of such Fiscal Year, except such Default, if any, as may be disclosed in such statement,

                           (C) a certificate of an Authorized Officer of the Borrower that no Default has occurred and is continuing, or specifying any such Default and the actions, if any, being taken by the Borrower with respect thereto,

                           (D) a notice that the Borrower is in compliance with the requirements as stated under Section 5.02(l) Funded Debt Ratio and Section 5.02(m) Interest Coverage Ratio, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.02(l) and (m); and

                           (E) an amended Schedule II to this Agreement listing, as of the end of such Fiscal Year, each Significant Subsidiary;

                   (ii) promptly when available and in any event within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year

                           (A) a balance sheet at the close of such Fiscal Quarter and statements of operations, of total owners' equity and of changes in cash flows for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Borrower and the Consolidated Subsidiaries;

                           (B) a notice that the Borrower is in compliance with the requirements as stated under Section 5.02(l) Funded Debt Ratio and Section 5.02(m) Interest Coverage Ratio, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.02(l) and (m); and

                           (C) a certificate of an Authorized Officer of the Borrower that no Default has occurred and is continuing, or specifying any such Default and the actions, if any, being taken by the Borrower with respect thereto,

                   (iii) promptly upon the incorporation or acquisition thereof, information regarding the creation or acquisition of any new Significant Subsidiary;

                   (iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission); and

                   (v) such other information with respect to the financial condition, business, property, assets, revenues, and operations of the Borrower and the Subsidiaries as any Lender may from time to time reasonably request.

             Reports required to be delivered pursuant to clauses (i)(A), (ii)
(A) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of clauses (i)(A), (ii)(A) and (iv) above; provided that in every instance the Borrower shall provide paper copies of the certificate required by clauses (i)(C), (i)(D), (ii)(B) and
(ii)(C) above to the Agent and each of the Lenders until such time as the Agent shall provide the Borrower written notice otherwise.

             (b)   Maintenance of Corporate Existences. Except as permitted by
Section 5.02(c), the Borrower will cause to be done at all times all things necessary to maintain and preserve the corporate existences of the Borrower and each Significant Subsidiary, and to comply in all material respects with all applicable laws, rules, regulations and orders. Except as permitted by Section 5.02(c), the Borrower will continue to own and hold directly or indirectly, free and clear of all Liens (except as permitted by Section 5.02(b)), all of the outstanding ownership interest of each Subsidiary now owned or hereafter acquired.

             (c) Foreign Qualification. The Borrower will, and will cause each Subsidiary to, cause to be done at all times all things necessary to be duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Materially Adverse Effect, and to comply in all material respects with all applicable laws, rules, regulations and orders.

             (d) Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay and discharge, prior to becoming delinquent, all federal, state and local taxes, assessments and other governmental charges or levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a Lien in a material amount upon any of its properties; provided, however, that the foregoing shall not require the Borrower or any Subsidiary to pay or discharge any such tax, assessment, charge, levy or other Lien so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves in accordance with GAAP with respect thereto.

             (e) Insurance. The Borrower will, and will cause each Subsidiary to, maintain or cause to be maintained through self-insurance and with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as has been historically maintained by the Borrower and the Subsidiaries, or which is consistent with sound business practice in the reasonable opinion of the Borrower, and will, upon request of any Lender through the Agent, furnish to the Agent at reasonable intervals a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Borrower and the Subsidiaries in accordance with this Section.

             (f) Notice of Default, Litigation. The Borrower will give prompt notice (with a description in reasonable detail) to the Agent (in sufficient copies for each Lender) of:

                   (i)   the occurrence of any Default or any Event of Default;

                   (ii) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Agent which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary or to which any of their respective properties is subject which would reasonably be expected to result in a liability to the Borrower or any Subsidiary not covered by the Borrower's or such Subsidiary's insurers, as applicable, in excess of $10,000,000;

                   (iii) any material development which shall occur in any
             litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Agent;

                   (iv) the occurrence of any event which would reasonably be expected to have a Materially Adverse Effect;

                   (v) the occurrence of (A) a Reportable Event with respect to any Pension Plan; (B) the institution of steps by the Borrower or any Subsidiary or any member of the Controlled Group of any of them to terminate, any Pension Plan where the unfunded liability is in excess of $10,000,000; or (C) a partial or complete withdrawal (as described in ERISA section 4203 or 4205) by the Borrower or any Subsidiary or any member of the Controlled Group of any of them from a Multiemployer Plan where the unfunded liability is in excess of $10,000,000; and

                   (f) the occurrence of (A) the institution of any steps by the PBGC to terminate any Pension Plan; (B) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA;
             (C) the adoption of an amendment or the application for a funding waiver that could result in a requirement that the Borrower or any Subsidiary furnish a bond or other security to the PBGC or to a Pension Plan pursuant to sections 306 or 307 of ERISA; (D) the assertion of any claim with respect to any Pension Plan which could, if determined adversely, result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty; or (E) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to post-retirement benefits under any Welfare Plan, as determined under Financial Accounting Standards Board No. 106.

             (g) Performance of Loan Documents. The Borrower will, and will cause each Loan Party to, perform promptly and faithfully all of its obligations under each Loan Document executed by it.

             (h) Books and Records. The Borrower will, and will cause each Subsidiary to, keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit each Lender or any of its representatives, at reasonable times and intervals and as arranged through the Treasurer or chief legal officer of the Borrower, to visit all of its offices, discuss its financial matters with its officers and independent accountants, examine and photocopy extracts from (i) any of its financial books and records and (ii) any of its other corporate records other than such corporate records that are reasonably determined by the Borrower to be proprietary.

             (i) Subsidiary Guaranty. The Borrower agrees to promptly notify the Agent each time a Subsidiary becomes a Significant Subsidiary and to cause such Significant Subsidiary to deliver promptly to the Agent a duly executed Subsidiary Guaranty along with an opinion of counsel and certificates of the type required by Section 3.01(h)(ii) and (iii) all in form and substance acceptable to the Agent.

             (j) Environmental Covenant. The Borrower will, and will cause each Significant Subsidiary to,

                   (i) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                   (ii) immediately notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, in each case which involve or could reasonably be expected to involve obligations of the Borrower or any Significant Subsidiary, as the case may be, in excess of $10,000,000; and

                   (iii) provide such information and certifications which any
             Lender through the Agent may reasonably request from time to time to evidence compliance with this Section 5.01(j).

             SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower will not:

             (a) Indebtedness for Borrowed Money. The Borrower will not permit any Subsidiary to incur or permit to exist any Indebtedness for Borrowed Money, except (i) Indebtedness for Borrowed Money of any Significant Subsidiary to the Borrower or any Subsidiary which is subordinated to such Significant Subsidiary's obligations under the Subsidiary Guaranty pursuant to a Subordination Agreement; (ii) Indebtedness for Borrowed Money of any Subsidiary (other than a Significant Subsidiary) to any other Subsidiary or to the Borrower (iii) Indebtedness for Borrowed Money outstanding on the date hereof and listed in Item 5.02(a)(iii) of the Disclosure Schedule and refinancings thereof; provided that such Indebtedness for Borrowed Money is not increased as the result of such refinancing; (iv) additional unsecured Indebtedness for Borrowed Money of all Subsidiaries (other than Significant Subsidiaries) not to exceed $25,000,000 in the aggregate at any one time outstanding; (v) additional unsecured Indebtedness for Borrowed Money of any Subsidiary acquired with such indebtedness existing at the time of acquisition/merger of such Subsidiary and (vi) additional unsecured Indebtedness for Borrowed Money of any Subsidiary permitted in accordance with Section 5.02(i) hereof.

             (b) Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

                  (i) Liens in favor of the Agent for the benefit of the Lenders;

             (ii) Liens which were granted prior to the date hereof in (and only in) assets identified in Item 5.02(a)(iii) ("Ongoing Indebtedness") and Item 5.02(b)(ii) ("Liens") of the Disclosure Schedule;

             (iii) Liens in (and only in) stock or assets permitted to be acquired under the terms of this Agreement granted to secure Indebtedness incurred at the time of such acquisition (or within one year thereof) to finance the acquisition of such stock or assets; provided, that the amount of Indebtedness secured thereby is not increased;

             (iv) statutory and common law banker's Liens and rights of setoff on bank deposits;

             (v) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

             (vi) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

             (vii) Liens incurred or existing in the ordinary course of business, consistent with past practice and not to secure Indebtedness for Borrowed Money, such as in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

             (viii) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

             (ix) Liens existing on any assets at the date of acquisition of such assets permitted to be acquired under the terms of this Agreement acquired after the date of this Agreement;

             (x) Liens granted to secure Indebtedness incurred to refinance any Indebtedness secured by Liens permitted by clauses (ii), (iii) and
       (ix) of this Section 5.02(b); provided, that such Indebtedness is not increased as the result of such refinancing and that such Liens attach only to the same assets subject to Lien prior to the refinancing; and

             (xi) other Liens granted to secure Indebtedness and Guarantees made by the Borrower or any of its Subsidiaries in an aggregate amount of not more than $50,000,000.

       (c) Consolidation, Merger. The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into or with any other corporation, or sell, transfer, lease or sell and lease back or otherwise dispose of all or substantially all of its assets to any Person, without prior written consent of the Lenders, except for (i) the voluntary liquidation or dissolution of any wholly-owned Subsidiary into another Subsidiary or into the Borrower, the merger of any Person with a Subsidiary, provided that after giving effect to such merger, such Subsidiary remains a "Subsidiary" as defined herein, or the merger of any Subsidiary into another Subsidiary or into the Borrower provided that in the case of any such merger into the Borrower, the Borrower is the surviving corporation and (ii) the sale, transfer, lease or sale and lease back or other disposition of all or substantially all of the assets of one or more Subsidiaries not to exceed in any calendar year an aggregate total of 10% of the consolidated assets of the Borrower and the Consolidated Subsidiaries.

             (d) Transactions with Affiliates. The Borrower will not, and will not permit any Significant Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates (except for Significant Subsidiaries) which would not be entered into by a prudent Person in the position of the Borrower or such Subsidiary, or which is on terms which are not on an arms-length basis.

             (e) Sale or Discount of Receivables. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell with recourse any of its notes or accounts receivable in excess of $200,000,000 in the aggregate at any one time, other than those arising from the export outside of the United States of goods or services.

             (f) Dividends. The Borrower shall not pay any dividends to its respective shareholders upon the occurrence, or during the continuance of, any Default. No dividend shall be paid by Borrower other than in accordance with all applicable provisions of law including, without limitation, the Delaware General Corporation Law, as amended.

             (g) Inconsistent Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by any borrowing by the Borrower made hereunder or by the performance by the Borrower or any other Loan Party of their respective obligations hereunder or under any Loan Document.

             (h) Advances, Loans and Investments. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

                     (i) advances or extensions of credit on terms customary in the industry involved in the form of accounts or other receivables incurred, and investments, Advances and advances made in settlement of such accounts receivable, all in the ordinary course of business;

                     (ii)   Permitted Investments;

                     (iii) investments, loans or advances to or in the Borrower or in any Subsidiary;

                     (iv) loans or advances to employees of the Borrower or any Subsidiary in the ordinary course of their respective businesses, consistent with past practices, not to exceed $1,000,000 in aggregate amount at any time outstanding;

                     (v) investments customarily used in the management of employee benefit trust funds; and

                     (vi) other investments not exceeding $100,000,000 in the aggregate at any time outstanding.

             (i) Guaranties. Except as described in Item 5.02(i) ("Guaranties") of the Disclosure Schedule, neither the Borrower nor any Subsidiary will enter into any Guaranty prior to the Termination Date, except for

                     (i) Guaranties relating to operating and capital leases on which the Borrower or such Subsidiary is lessee;

                     (ii)   any Subsidiary Guaranty;

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

                           (iii) Guaranties (other than Guaranties described in clause (ii) of this Section 5.02(i) and Guaranties described in Item 5.02(i) of the Disclosure Schedule) not to exceed $50,000,000 in aggregate amount at any time outstanding of Indebtedness for Borrowed Money;

                           (iv) contingent obligations arising or existing as the result of the sale or other disposition of assets;

                           (v) Guaranties by the Borrower of any Indebtedness for Borrowed Money of any Subsidiary permitted under Section 5.02(a);

                           (vi) Guaranties by the Borrower not to exceed $50,000,000 in aggregate amount at any time outstanding of any obligations of Affiliates other than Indebtedness for Borrowed Money;

                           (vii) Guarantees by the Borrower or any Subsidiary of any obligation of the Borrower, any Subsidiary or other Guarantor incurred or existing in the ordinary course of business, consistent with past practice and not to secure Indebtedness for Borrowed Money other than Commercial Paper Indebtedness, such as in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                           (viii) Guarantees relating to Commercial Paper
                  Indebtedness; and

                           (ix) Guarantees by any Subsidiary of any obligation of the Borrower provided that such Subsidiary has duly executed and delivered a Subsidiary Guaranty.

                  (j) Securities. The Borrower will not, and will not permit any Subsidiary to, make any distributions, redemptions, prepayments, defeasances or repurchases of its securities upon the occurrence or during the continuance of any Default. The Borrower will not permit any Significant Subsidiary to issue any capital stock to any Person other than any other Significant Subsidiary or the Borrower.

                  (k) Business Activities. The Borrower will not, and will not permit any Significant Subsidiary to:

                           (i) operate its business other than in the ordinary and usual course; and

                           (ii) engage in any type of business except the businesses of the type or substantially related to the type so operated by the Borrower or such Significant Subsidiary on the Effective Date.

                  (l) Funded Debt Ratio. The Borrower shall maintain a ratio of the Borrower's total Indebtedness for Borrowed Money as at the last day of each calendar quarter to total earnings for the last four consecutive complete calendar quarters (before interest, taxes, depreciation and amortization and excluding any extraordinary gains or losses) of not more than 3.25:1 until December 31, 2002 and 3.0:1 thereafter.

                  (m) Interest Coverage Ratio. The Borrower shall maintain a ratio of the Borrower's total earnings for the last four consecutive complete calendar quarters (before interest, taxes, depreciation and amortization and excluding any extraordinary gains or losses) to the total interest payable on, and amortization of debt discount in respect of, all Indebtedness for Borrowed Money for the last four consecutive complete calendar quarters of not less than 4.5:1.

                                   ARTICLE VI

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

                                EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) Non-Payment of Liabilities. The Borrower shall default in the payment or prepayment when due, whether at stated maturity, by acceleration, or otherwise, of any principal of any Advance, or the Borrower shall default (and such default shall continue unremedied for a period of three days) in the payment when due, whether at stated maturity, by acceleration, or otherwise, of interest on any Advance, of any fee or of any other Liability.

          (b) Non-Performance of Certain Covenants. The Borrower shall default in the due performance and observance of any of its obligations under
     Section 5.01 of this Agreement and such default shall continue unremedied for 10 days after notice thereof shall have been given to the Borrower by the Agent or any Lender or the Borrower shall default in the due performance and observance (unless such default is capable of remedy and is remedied to the satisfaction of the Required Lenders within 10 days of such default) of any of its obligations under Section 5.02 of this Agreement.

          (c) Certain Defaults on Other Indebtedness for Borrowed Money. Any default shall occur under the terms applicable to any Indebtedness for Borrowed Money outstanding in a principal amount exceeding individually or in the aggregate $25,000,000 of the Borrower or any Significant Subsidiary representing any borrowing or financing or arising under any other lease or material agreement, and such default shall:

               (i) consist of the failure to pay Indebtedness for Borrowed Money at the maturity thereof; or

               (ii) continue without being cured or waived (so long as such cure or waiver did not involve any payment of principal of such Indebtedness for Borrowed Money) for a period of time sufficient to permit acceleration of Indebtedness for Borrowed Money.

          (d) Bankruptcy, Insolvency. The Borrower or any Significant Subsidiary shall become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due; or the Borrower or any Significant Subsidiary shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or such Significant Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver, sequestrator or other custodian shall be appointed for the Borrower or any Significant Subsidiary or for a substantial part of the property of any thereof and not be discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, shall be commenced in respect of the Borrower or any Significant Subsidiary, and, if such case or proceeding is not commenced by the Borrower or such Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Significant Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize, or in furtherance of, any of the foregoing.

          (e) Control of the Borrower. Any Change in Control shall occur on or after the Effective Date.

          (f) Non-Performance of Other Obligations. Any Loan Party shall default in the due performance and observance of any other agreement, applicable to it, contained in this Agreement or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

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

          (g) Breach of Representation or Warranty. Any representation or warranty of any Loan Party in any Loan Document or in any writing furnished after the date of this Agreement by or on behalf of any Loan Party for the purposes of or in connection with this Agreement is or shall be incorrect in any material respect when made or deemed made.

          (h) Pension Plans. Any of the following events shall occur with respect to any Pension Plan

               (i) the institution of any steps by the Borrower, any Subsidiary, any member of the Controlled Group of any of them or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation, in excess of $25,000,000; or

               (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

          (i) Judgments. A final judgment to the extent not covered by insurance that, with other such outstanding final judgments against the Borrower and the Subsidiaries exceeds an aggregate of $10,000,000 shall be rendered against the Borrower or any Subsidiary and if, within 60 days after entry thereof, such judgment shall not have been discharged or otherwise satisfied or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged or otherwise satisfied.

          (j) Subsidiary Guaranty and Subordination Agreement. The Subsidiary Guaranty or any Subordination Agreement shall cease to be in full force and effect or any Loan Party or any Person by, through or on behalf of any Loan Party shall contest in any manner in writing the validity, binding nature or enforceability of either the Subsidiary Guaranty or any Subordination Agreement.

          (k) Multiemployer Plans. The Borrower, any Subsidiary or any member of the Controlled Group of any of them shall incur, or shall be reasonably likely to incur liability in excess of $10,000,000 in the aggregate as a result of one or more of the following: (i) the partial or complete withdrawal of the Borrower, any Subsidiary or any member of the Controlled Group of any of them from a Multiemployer Plan; or (ii) the reorganization or termination of a Multiemployer Plan.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and
(B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section
6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.

                                   ARTICLE VII

                                    THE AGENT

          SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank (as applicable)) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

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

          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05. Indemnification. (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

          (c) For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Commitments at such time; provided that the aggregate principal amount of Advances owing to the Issuing Banks as a result of drawings under Letters of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to reimburse the Agent or any such Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any such Issuing Bank, as the case may be, for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this
Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required

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

Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

          SECTION 7.08. Acknowledgements. The Borrower and each Guarantor hereby acknowledge that neither the Agent nor the Lead Arranger nor any Arranger nor any Lender has any fiduciary relationship with the Borrower or any Guarantor under this Agreement, and the relationship under this Agreement between the Lenders, on one hand, and the Borrower and Guarantors, on the other hand, is solely that of debtor and creditor.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments, the aggregate Available Amount of outstanding Letters of Credit or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release any Significant Subsidiary from its obligations under the Subsidiary Guaranty or release any Person from its obligations under the Subordination Agreement (provided that no consent of the Lenders shall be required in connection with the any release of a Subsidiary from its obligations under the Subsidiary Guaranty or the Subordination Agreement if such Subsidiary is not listed on Schedule II hereto (as such Schedule is amended from time to time in accordance with Section 5.01(a)(i)(E)) or (g) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or obligation of the Issuing Banks under this Agreement.

          SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at CONSOL Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241-1421, Attention: Treasury (Fax. No. 412 831-4151; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

          SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each assignee (other than an Affiliate of the assigning Lender) must be acceptable to the Borrower and the Agent, whose consent shall not be unreasonably withheld, and the Agent's and the Borrower's decisions respecting the same shall be made promptly, provided that the Borrower's consent shall not be required if an Event of Default has occurred and is continuing, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that
(x) in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender and
(y) no such recordation fee shall be payable in the case of an assignment made to an Affiliate of the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or as an Issuing Bank, as the case may be.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (d)  The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

              (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

              (g) Each Issuing Bank may assign to an Eligible Assignee its rights and obligations or any portion of the undrawn Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

              (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

              SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other regulator or auditor and (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder.

              SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

              SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

              SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. In addition, if any Indemnified Party is named as a defendant or other party in connection herewith or with the Advances in another jurisdiction or proceeding, such Indemnified Party may name the Borrower as a defendant or third party defendant in any such proceeding, and the Borrower hereby consents to jurisdiction and service of process by mail in any such jurisdiction or proceeding. The Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 1633 Broadway, New York, New York 10019 (the "Process Agent") and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

              (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

              SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

              SECTION 8.12.5. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                              CONSOL ENERGY INC.


                                              By __________________________
                                                  Title:


                                              CITIBANK, N.A.,
                                                  as Agent

                                              By __________________________
                                                  Title:


                              Initial Issuing Bank

                                              PNC BANK, N.A.


                                              By __________________________
                                                  Title:


                                 Initial Lenders
                              Administrative Agent

                                              CITIBANK, N.A.


                                              By __________________________
                                                  Title:


                               Syndication Agents

                                              DRESDNER BANK AG, NEW YORK AND
                                              GRAND CAYMAN BRANCHES


                                              By __________________________
                                                  Title:


                                              By __________________________
                                                  Title:

                                              PNC BANK, N.A.


                                              By __________________________
                                                  Title:


                                 Managing Agents

                                              THE BANK OF NOVA SCOTIA


                                              By __________________________
                                                  Title:


                                              BARCLAYS BANK PLC


                                              By __________________________
                                                  Title:


                                              BAYERISCHE HYPO- UND VEREINSBANK
                                              AG, NEW YORK BRANCH


                                              By __________________________
                                                  Title:


                                              WESTDEUTSCHE LANDESBANK
                                              GIROZENTRALE, NEW YORK BRANCH

                                              By __________________________
                                                  Title:


                                     Lenders

                                              AUSTRALIA AND NEW ZEALAND BANKING
                                              GROUP LIMITED BANK, N.A.


                                              By __________________________
                                                  Title:


                                              NATIONAL CITY BANK


                                              By __________________________
                                                  Title:

                                                                      SCHEDULE I
                                                              CONSOL ENERGY INC.
                                                     THREE YEAR CREDIT AGREEMENT
                                                      APPLICABLE LENDING OFFICES

-----------------------------------------------------------------------------------------------------------------------------
Name of Initial Lender     Revolving         Letter of        Domestic Lending Office          Eurodollar Lending Office
----------------------     ----------        ----------       -----------------------          -------------------------
                           Credit            Credit
                           -------           ------
                           Commitment        Commitment
                           ----------        ----------
-----------------------------------------------------------------------------------------------------------------------------
Australia and New         $ 22,000,000                        Attn: Tessie Amance/             Attn: Tessie Amance/
Zealand Banking Group                                         Doreen Klingenbeck               Doreen Klingenbeck
Limited                                                       T: 212 801-9744/9726             T: 212 801-9744/9726
                                                              F: 212 536-9244                  F: 212 536-9244
-----------------------------------------------------------------------------------------------------------------------------

Barlcays Bank PLC         $ 27,500,000                        222 Broadway                     222 Broadway
                                                              New York, NY 10038               New York, NY 10038
                                                              Attn: Jesse Adams                Attn: Jesse Adams
                                                              T: 212 412-2470                  T: 212 412-2470
                                                              F: 212 412-5306                  F: 212 412-5306
-----------------------------------------------------------------------------------------------------------------------------
Bayerische Hypo- und      $ 27,500,000                        150 East 42/nd/ Street           150 East 42/nd/ Street
Vereinsbank AG, New York                                      31/st/ Floor                     31/st/ Floor
Branch                                                        New York, NY 10017               New York, NY 10017
                                                              Attn: Tom Taylor                 Attn: Tom Taylor
                                                              T: 212 672-5872                  T: 212 672-5872
                                                              F: 212 672-5529                  F: 212 672-5529
-----------------------------------------------------------------------------------------------------------------------------
Bank of Nova Scotia       $ 27,500,000                        Attn: Demetria January           Attn: Demetria January
                                                              T: 404 877-1578                  T: 404 877-1578
                                                              F: 404 888-8998                  F: 404 888-8998
-----------------------------------------------------------------------------------------------------------------------------
Citibank, N.A.            $ 44,000,000                        Two Penns Way                    Two Penns Way
                                                              New Castle, DE 19720             New Castle, DE 19720
                                                              Attn:  Diane Stewart             Attn: Diane Stewart
                                                              T: 302 894-6035                  T: 302 894-6035
                                                              F: 212 994-0847                  F: 212 994-0847
-----------------------------------------------------------------------------------------------------------------------------
Dresdner Bank AG, New     $ 38,500,000                        1301 Avenue of the Americas      1301 Avenue of the Americas
York and Grand Cayman                                         New York, NY 10019               New York, NY 10019
Branches                                                      Attn: Dominik Rohe               Attn: Dominik Rohe
                                                              T: 212 895-5154                  T: 212 895-5154
                                                              F: 212 429-4817                  F: 212 429-4817
-----------------------------------------------------------------------------------------------------------------------------
National City Bank        $ 13,750,000                        20 Stan Wix Street               20 Stan Wix Street
                                                              Pittsburgh, PA 15222             Pittsburgh, PA 15222
                                                              Attn: Elise Jackson              Attn: Elise Jackson
                                                              T: 412 644-8886                  T: 412 644-8886
                                                              F: 412 644-7555                  F: 412 644-7555
-----------------------------------------------------------------------------------------------------------------------------
PNC Bank, N.A.            $ 38,500,000       $266,750,000     One PNC Plaza                    One PNC Plaza
                                                              3/rd/ Floor                      3/rd/ Floor
                                                              249 Fifth Avenue                 249 Fifth Avenue
                                                              Pittsburgh, PA 15222             Pittsburgh, PA 15222
                                                              Attn: R. Kane Kiester            Attn: R. Kane Kiester
                                                              T: 412 762-4221                  T: 412 762-4221
                                                              F: 412 705-3231                  F: 412 705-3231
-----------------------------------------------------------------------------------------------------------------------------
Westdeutsche Landesbank   $ 27,500,000                        1211 Avenue of the Americas      1211 Avenue of the Americas
Girozentrale, New York                                        New York, NY 10036               New York, NY 10036
Branch                                                        Attn: Dan Palermo                Attn: Dan Palermo
                                                              T: 2121 852-6157                 T: 2121 852-6157
                                                              F: 212 302-7946                  F: 212 302-7946
-----------------------------------------------------------------------------------------------------------------------------
 Total:                   $266,750,000      $266,750,000

                                                             EXHIBIT A - FORM OF
                                                                 PROMISSORY NOTE




U.S.$_______________              Dated:  _______________, 200_


          FOR VALUE RECEIVED, the undersigned, CONSOL Energy Inc., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY without set-off or counterclaim to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Three Year Credit Agreement dated as of September 16, 2002 among the Borrower, the Lender and certain other lenders parties thereto, Dresdner Bank AG, New York and Grand Cayman Branches and PNC Bank, N.A., as syndication agents, Salomon Smith Barney Inc., as sole lead arranger and bookrunner, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on such date.

          The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at Two Penns Way, New Castle, Delaware 19720, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                              CONSOL ENERGY INC.


                                              By ___________________
                                                 Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

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                                Amount of
      Date     Amount of     Principal Paid      Unpaid Principal     Notation
                Advance        or Prepaid            Balance           Made By
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
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-------------------------------------------------------------------------------------

                                                   EXHIBIT B - FORM OF NOTICE OF
                                                                       BORROWING
Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720
                                     [Date]

          Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

          The undersigned, CONSOL Energy Inc., refers to the Three Year Credit Agreement, dated as of September 16, 2002 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Dresdner Bank AG, New York and Grand Cayman Branches and PNC Bank, N.A., as syndication agents, Salomon Smith Barney Inc., as sole lead arranger and bookrunner, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

          (i)   The Business Day of the Proposed Borrowing is _______________,
     200_.

          (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iii) The aggregate amount of the Proposed Borrowing is $_______________.

          [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                                  Very truly yours,

                                                  CONSOL ENERGY INC.


                                                  By __________________
                                                     Title:.

                                                             EXHIBIT C - FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Three Year Credit Agreement dated as of September 16, 2002 (as amended or modified from time to time, the "Credit Agreement") among CONSOL Energy Inc., a Delaware corporation (the "Borrower"), the Lenders and Initial Issuing Banks (each as defined in the Credit Agreement), Dresdner Bank AG, New York and Grand Cayman Branches and PNC Bank, N.A., as syndication agents, Salomon Smith Barney Inc., as sole lead arranger and bookrunner, and Citibank, N.A., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

          The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee's Revolving Credit Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto] and (v) represents and warrants that this Assignment and Acceptance is its legal, valid and binding obligation enforceable in accordance with its terms, subject, as to enforcement, only to bankruptcy, insolvency, reorganization, moratorium or other similar laws at the time in effect affecting the enforceability of the rights of creditors generally, and by general equitable principles.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement and (vii) represents and warrants that this Assignment and Acceptance is its legal, valid and binding obligation enforceable in accordance with its terms, subject, as to enforcement, only to bankruptcy, insolvency, reorganization, moratorium or other similar laws at the time in effect affecting the enforceability of the rights of creditors generally, and by general equitable principles.

          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1 hereto.

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

Percentage interest assigned:                                            _____%

Assignee's Revolving Credit Commitment:                                 $______

Aggregate outstanding principal amount of Advances assigned:            $______

Principal amount of Note payable to Assignee:                           $______

Principal amount of  Note payable to Assignor:                          $______

Effective Date*:  _______________, 200_


                                            [NAME OF ASSIGNOR], as Assignor

                                            By __________________________
                                            Title:


                                            Dated:  _______________, 200_


                                            [NAME OF ASSIGNEE], as Assignee

                                            By __________________________
                                            Title:

                                            Dated:  _______________, 200_

                                            Domestic Lending Office:
                                                   [Address]

                                            Eurodollar Lending Office:
                                                   [Address]


--------
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved]** this
__________ day of _______________, 200_

CITIBANK, N.A., as Agent

By ____________________________________
   Title:


[Approved this __________ day
of _______________, 200_

CONSOL ENERGY INC.

By ____________________________________
   Title:


--------------
**   Required if the Assignee is an Eligible Assignee solely by reason of clause
     (iii) of the definition of "Eligible Assignee".

*    Required if the Assignee is an Eligible Assignee solely by reason of clause
     (iii) of the definition of "Eligible Assignee".

                                                             EXHIBIT D - FORM OF
                                                              OPINION OF COUNSEL
                                                                FOR THE BORROWER


                                    [To come]

                                                                  EXECUTION COPY


                                U.S. $266,750,000


                           THREE YEAR CREDIT AGREEMENT

                         Dated as of September 16, 2002

                                      Among

                               CONSOL ENERGY INC.
                                   as Borrower

                                       and

                        THE INITIAL LENDERS NAMED HEREIN
                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.
                             as Administrative Agent

                                       and

                                 PNC BANK, N.A.
                             as Initial Issuing Bank

                                       and

              DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
                                       and
                                 PNC BANK, N.A.
                              as Syndication Agents

                                       and

                            SALOMON SMITH BARNEY INC.
                      as Sole Lead Arranger and Bookrunner

                                TABLE OF CONTENTS

ARTICLE I

      SECTION 1.01.  Certain Defined Terms                                                     1
                     ---------------------

      SECTION 1.02.  Computation of Time Periods                                              10
                     ---------------------------

      SECTION 1.03.  Accounting Terms                                                         10
                     ----------------

ARTICLE II

      SECTION 2.01.  The Advances and Letters of Credit                                       10
                     ----------------------------------

      SECTION 2.02.  Making the Advances                                                      11
                     -------------------

      SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit       11
                     ------------------------------------------------------------------

      SECTION 2.04.  Fees                                                                     13
                     ----

      SECTION 2.05.  Termination or Reduction of the Commitments                              13
                     -------------------------------------------

      SECTION 2.06.  Repayment of Advances                                                    13
                     ---------------------

      SECTION 2.07.  Interest on Advances                                                     14

                     --------------------
      SECTION 2.08.  Interest Rate Determination                                              14
                     ---------------------------

      SECTION 2.09.  Optional Conversion of Advances                                          15
                     -------------------------------

      SECTION 2.10.  Prepayments of Advances                                                  15
                     -----------------------

      SECTION 2.11.  Increased Costs                                                          16
                     ---------------

      SECTION 2.12.  Illegality                                                               16
                     ----------

      SECTION 2.13.  Payments and Computations                                                16
                     -------------------------

      SECTION 2.14.  Taxes                                                                    17
                     -----

      SECTION 2.15.  Sharing of Payments, Etc.                                                19
                     -------------------------

      SECTION 2.16.  Evidence of Debt                                                         19
                     ----------------

      SECTION 2.17.  Use of Proceeds                                                          19
                     ---------------

      SECTION 2.18.  Increase in the Aggregate Commitments                                    19
                     -------------------------------------

ARTICLE III

      SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01                            20
                     -----------------------------------------------------

      SECTION 3.02.  Conditions Precedent to Each Borrowing and Letter of Credit Issuance.            22
                     --------------------------------------------------------------------

      SECTION 3.03.  Determinations Under Section 3.01                                                22
                     ---------------------------------

ARTICLE IV

      SECTION 4.01.  Representations and Warranties of the Borrower                                   22
                     ----------------------------------------------

ARTICLE V

      SECTION 5.01.  Affirmative Covenants                                                            26
                     ---------------------

      SECTION 5.02.  Negative Covenants                                                               29
                     ------------------
ARTICLE VI

      SECTION 6.01.  Events of Default                                                                33
                     -----------------

      SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default                         34
                     --------------------------------------------------------
ARTICLE VII

      SECTION 7.01.  Authorization and Action                                                         35
                     ------------------------

      SECTION 7.02.  Agent's Reliance, Etc.                                                           35
                     ----------------------

      SECTION 7.03.  Citibank and Affiliates                                                          35
                     -----------------------

      SECTION 7.04.  Lender Credit Decision                                                           36
                     ----------------------

      SECTION 7.05.  Indemnification                                                                  36
                     ---------------

      SECTION 7.06.  Successor Agent                                                                  36
                     ---------------

      SECTION 7.07.  Other Agents.                                                                    37
                     ------------

      SECTION 7.08.  Acknowledgements.                                                                37
                     -----------------
ARTICLE VIII

      SECTION 8.01.  Amendments, Etc.                                                                 37
                     ----------------

      SECTION 8.02.  Notices, Etc.                                                                    37
                     -------------

      SECTION 8.03.  No Waiver; Remedies                                                              38
                     -------------------

      SECTION 8.04.  Costs and Expenses                                                               38
                     ------------------

      SECTION 8.05.    Right of Set-off                                                       39
                       ----------------

      SECTION 8.06.    Binding Effect                                                         39
                       --------------

      SECTION 8.07.    Assignments and Participations                                         39
                       ------------------------------

      SECTION 8.08.    Confidentiality                                                        41
                       ---------------

      SECTION 8.09.    Governing Law                                                          41
                       -------------

      SECTION 8.10.    Execution in Counterparts                                              41
                       -------------------------

      SECTION 8.11.    Jurisdiction, Etc.                                                     41
                       -----------------

      SECTION 8.12.    No Liability of the Lenders as Letter of Credit Issuers                42
                       -------------------------------------------------------

      SECTION 8.12.5.  Severability                                                           42
                       -----------

      SECTION 8.13.    Waiver of Jury Trial                                                   43
                       --------------------

Schedules

Schedule I - List of Applicable Lending Offices

Schedule II - Significant Subsidiaries

Schedule III - Permitted Investments

Disclosure Schedule

Exhibits

Exhibit A  -  Form of Note

Exhibit B  -  Form of Notice of Borrowing

Exhibit C  -  Form of Assignment and Acceptance

Exhibit D  -  Form of Opinion of Counsel for the Borrower

Exhibit E  -  Form of Subordination Agreement

Exhibit F  -  Form of Subsidiary Guaranty